Exhibit 99.1

Magnolia Solar Corporation Announces Appointment of Dr. Thomas Surek, World Renowned Photovoltaic Solar Cell Expert, to the Technical Advisory Board

WOBURN, MA and ALBANY, NY--(Marketwire - ) - Magnolia Solar Corporation (OTC:MGLT ) ("Magnolia Solar") announced today that Dr. Thomas Surek has joined the Technical Advisory Board (TAB). Dr. Surek’s career in photovoltaics (PV), the direct conversion of sunlight to electricity, dates back more than 37 years to the formative stages of U.S. terrestrial PV programs. Dr. Surek began his pioneering work on the growth of shaped silicon crystals at Harvard University (Cambridge, MA) in 1973, followed by research at Mobil Tyco Solar Energy Corporation (Waltham, MA) from 1975 to 1978. His innovative work on shaped crystal growth of silicon has culminated in the first of the new PV technologies to be commercialized on a large scale, the edge-defined film-fed growth (EFG) process.

Dr. Surek joined the National Renewable Energy Laboratory (NREL) in 1978 (then SERI, the Solar Energy Research Institute), and served in a program management capacity during his entire SERI/NREL career of nearly 29 years until his retirement in July 2007. For his last 20 years at NREL, Dr. Surek led research and development activities in thin film photovoltaics as Manager of the NREL PV Program for the U.S. Department of Energy (DOE). Under his leadership, world-record efficiencies were achieved in crystalline silicon, thin-film, and concentrator solar cells, and many of these technologies are now being commercialized worldwide.

Following his retirement from NREL, Dr. Surek has been active as a world renowned consultant and continues his professional career to promote clean, renewable energy technologies. He expects to apply his more than 37-year experience in PV technologies to help Magnolia advance the adoption of PV systems to produce clean, cost-effective electricity in residential, commercial, and utility-scale applications.

Dr. Surek has authored more than 100 technical articles and reports in crystal growth and photovoltaics, and has two patents. He is a highly sought-after speaker at technical conferences, and frequently gives overviews of PV and solar technologies and markets to a wide variety of both technical and non-technical audiences.

Dr. Surek has received numerous awards, such as the prestigious Van Morriss award at NREL, a Federal Laboratory Consortium Award for Excellence in Technology Transfer, and an Exceptional Public Service Award from DOE.  Dr. Surek earned his Ph.D. and M.S. in Materials Science at Stanford University in 1971, and B.Eng. in Engineering Physics at McGill University.

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, "We are delighted to have Dr. Surek join Magnolia Solar’s Technical Advisory Board.  In the mid 70’s, Dr. Surek and I collaborated on silicon ribbon technology for photovoltaics while working together at Mobil-Tyco Solar Energy Corporation (Now Schott Solar). Magnolia Solar will benefit immensely from Dr. Surek’s expertise in nanostructure materials, growth technology and innovative concepts to help us accelerate the development of the critical technologies required to produce Magnolia's high efficiency third generation solar cells. Dr. Surek will also be advising us on the development of our intellectual property portfolio and expanding our patent portfolio. Magnolia plans to spend considerable effort writing and filing additional patents to protect our intellectual property throughout 2011 and beyond."

About Magnolia Solar Corporation: Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin film solar cell technologies that employ nanostructured materials and designs.  Both higher current and voltage outputs are expected from thin film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase the solar cell's efficiency, thereby reducing the cost per watt.  Magnolia Solar technology targets electrical power generation applications, such as power for electrical grids and distributed power applications ranging from commercial and residential lighting to specialized military applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

Hanover Financial Services
Ronald J. Blekicki
Email Contact
303-494-3617